Exhibit 99.6

Financial Statement of Tektronix, Inc as of September 1, 2007 and May 26, 2007 and for the Three Month Periods Ended September 1, 2007 and August 26, 2006 (Unaudited)

Part I. FINANCIAL INFORMATION

Item 1.	Financial Statements.

Tektronix, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Fiscal quarter ended
(In thousands, except per share amounts)	Sept. 1, 2007	Aug. 26, 2006
Net sales	$291,494	$268,113
Cost of sales	124,559	104,763

Gross profit	166,935	163,350
Research and development expenses	49,163	50,869
Selling, general and administrative expenses	86,518	79,873
Business realignment costs	1,057	2,596
Acquisition related costs and amortization	1,720	1,471
Loss on disposition of assets, net	3	554

Operating income	28,474	27,987
Interest income	5,533	4,670
Interest expense	(1,415)	(99)
Other non-operating expense, net	(1,102)	(1,011)

Earnings before taxes	31,490	31,547
Income tax expense	11,434	11,434

Net earnings from continuing operations	20,056	20,113
Gain from discontinued operations, net of income taxes	20	7

Net earnings	$20,076	$20,120

Earnings per share:
Continuing operations – basic	$0.27	$0.25
Continuing operations – diluted	$0.26	$0.24
Net earnings – basic	$0.27	$0.25
Net earnings – diluted	$0.26	$0.24

Weighted average shares outstanding:
Basic	75,237	82,074
Diluted	77,078	83,542
Cash dividends declared per share	$0.06	$0.06

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Tektronix, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sept. 1, 2007	May 26, 2007
ASSETS
Current assets:
Cash and cash equivalents	$453,986	$95,887
Short-term marketable investments	26,903	87,873
Trade accounts receivable, net of allowance for doubtful accounts of $3,243 and $3,380, respectively	156,261	188,070
Inventories	166,716	176,267
Other current assets	69,011	71,743

Total current assets	872,877	619,840
Property, plant and equipment, net	128,955	129,914
Long-term marketable investments	91,583	174,307
Deferred tax assets	43,818	21,464
Goodwill, net	329,045	326,468
Pension asset	34,050	32,115
Other long-term assets	113,362	105,190

Total assets	$1,613,690	$1,409,298

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$91,960	$134,349
Accrued compensation	61,560	75,761
Deferred revenue	88,203	89,340

Total current liabilities	241,723	299,450
Convertible notes	345,000	—
Pension and postretirement benefit liabilities	71,043	70,103
Long-term liabilities	70,977	49,899
Shareholders’ equity:
Common stock, no par value (authorized 200,000 shares; issued and outstanding 75,062 and 78,488 shares at September 1, 2007 and May 26, 2007, respectively)	546,415	539,799
Retained earnings	426,382	545,399
Accumulated other comprehensive loss	(87,850)	(95,352)

Total shareholders’ equity	884,947	989,846

Total liabilities and shareholders’ equity	$1,613,690	$1,409,298

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Tektronix, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$20,076	$20,120
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expense	7,363	7,297
Amortization of acquisition related intangible assets	7,181	5,947
Share-based compensation expense	7,323	4,201
Net loss on the disposition of assets	3	554
Gain from discontinued operations	(20)	(7)
Deferred income tax expense (benefit)	3,270	(2,518)
Changes in operating assets and liabilities:
Trade accounts receivable, net	31,569	4,165
Inventories	9,389	(8,587)
Other current assets	2,415	861
Accounts payable and accrued liabilities	(33,484)	9,189
Accrued compensation	(14,201)	(6,544)
Deferred revenue	(867)	5,738
Other long-term assets and liabilities, net	5,768	(1,790)

Net cash provided by continuing operating activities	45,785	38,626
Net cash used in discontinued operating activities	(20)	(9)

Net cash provided by operating activities	45,765	38,617

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property, plant and equipment	(4,668)	(6,124)
Proceeds from the disposition of property and equipment	54	30
Proceeds from maturities and sales of marketable investments	461,538	40,477
Purchases of short-term and long-term marketable investments	(319,716)	(48,343)

Net cash provided by (used in) investing activities	137,208	(13,960)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible notes	345,000	—
Purchase of convertible note hedges in connection with convertible notes	(74,520)	—
Proceeds from sale of warrants in connection with convertible notes	43,987	—
Payment of convertible notes issuance costs	(8,930)	—
Proceeds from employee stock plans	33,347	4,501
Repurchase of common stock	(164,015)	(39,722)
Dividends paid	(4,542)	(4,980)
Tax benefit of share-based compensation	3,961	91

Net cash provided by (used in) financing activities	174,288	(40,110)
Effect of exchange rate changes on cash	838	226

Net increase (decrease) in cash and cash equivalents	358,099	(15,227)
Cash and cash equivalents at beginning of period	95,887	215,587

Cash and cash equivalents at end of period	$453,986	$200,360

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Tektronix, Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	The Company

Tektronix is a leading supplier of test, measurement, and monitoring products, solutions and services for the communications, computer, and semiconductor industries – as well as military/aerospace, consumer electronics, education, and a broad range of other industries worldwide. With over 60 years of experience, Tektronix provides general purpose test and measurement; video test, measurement, and monitoring; and communications network management and diagnostic products that enable Tektronix’ customers to design, build, deploy, and manage next-generation global communications networks, computing, and advanced technologies. Tektronix derives revenue principally by developing, manufacturing, and selling a broad range of products and related components, support services, and accessories.

Tektronix is organized around two business platforms: the Instruments Business and the Communications Business. The Instruments Business includes general purpose test and measurement products; video test, measurement, and monitoring products; and Maxtek Components Corporation, which manufactures sophisticated hybrid circuits for internal use and for external sale. The Communications Business includes telecommunications network management solutions and services and network diagnostics products.

Tektronix maintains operations and conducts business in four major geographies: the Americas, Europe, the Pacific, and Japan.

2.	Financial Statement Presentation

The condensed consolidated financial statements and notes thereto have been prepared by Tektronix without audit. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted as permitted by Article 10 of Regulation S-X. The condensed consolidated financial statements include the accounts of Tektronix and its subsidiaries. Long-term deferred revenue as of May 26, 2007 has been disclosed as a separate component of long-term liabilities to conform with the current period’s presentation with no effect on previously reported earnings. Tektronix’ fiscal year is the 52 or 53 week period ending on the last Saturday in May. Fiscal year 2008 will be the 53 weeks ending May 31, 2008. Accordingly, the first quarter of fiscal year 2008 was 14 weeks while the first quarter of fiscal year 2007 was 13 weeks. Unless otherwise stated, all dates and references to years or quarters refer to Tektronix’ fiscal years or fiscal quarters.

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions, including those used to record the results of discontinued operations, affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period. Examples include revenue recognition; share-based compensation; the allowance for doubtful accounts; product warranty accruals; estimates of contingencies; intangible asset valuation; inventory valuation; pension plan assumptions; the determination of other-than-temporary investment impairments; the valuation of deferred income taxes; and the recognition of tax benefits. Actual results may differ from estimated amounts.

Management believes that the condensed consolidated financial statements include all necessary adjustments, which are of a normal and recurring nature and are adequate to fairly present the financial position, results of operations, and cash flows for the interim periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes in Tektronix’ annual report on Form 10-K for the year ended May 26, 2007.

3.	Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” It prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Tektronix adopted FIN No. 48 beginning with the first quarter of fiscal year 2008. See Note 22 “Income Taxes” of the Notes to Condensed Consolidated Financial Statements (Unaudited) below for additional information.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. Tektronix will be required to adopt SFAS No. 157 in the first quarter of fiscal year 2009. Management is currently evaluating the requirements of SFAS No. 157 and has not yet determined the impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” This standard permits an entity to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. Tektronix will be required to adopt SFAS No. 159 in the first quarter of fiscal year 2009. Management is currently evaluating the requirements of SFAS No. 159 and has not yet determined the impact on the consolidated financial statements.

4.	Earnings Per Share

Basic earnings per share is calculated based on the weighted average number of common shares outstanding during each period, excluding non-vested shares. Diluted earnings per share is calculated based on these same weighted average shares outstanding plus the effect of potentially dilutive share-based awards as calculated using the treasury stock method. Share-based awards are excluded from the calculation to the extent their effect would be antidilutive.

Earnings per share for the fiscal quarters ended September 1, 2007 and August 26, 2006 were as follows:

	Fiscal quarter ended
(In thousands, except per share amounts)	Sept. 1, 2007	Aug. 26, 2006
Net earnings	$20,076	$20,120

Weighted average shares used for basic earnings per share	75,237	82,074
Incremental dilutive shares	1,841	1,468

Weighted average shares used for diluted earnings per share	77,078	83,542

Earnings per share:
Net earnings – basic	$0.27	$0.25
Net earnings – diluted	$0.26	$0.24

Awards of options and nonvested shares representing an additional 3.3 million and 7.2 million shares of common stock were outstanding at September 1, 2007 and August 26, 2006, respectively, but were not included in the calculation of diluted net earnings per share because their effect would have been antidilutive.

Potential common shares related to the 1.625% Convertible Notes were excluded from the computation of diluted earnings per share because the effective conversion price was higher than the average market price of Tektronix’ common stock during the period, and therefore, the effect would have been antidilutive. In addition, the effect of the warrants was excluded because they have no impact on diluted earnings per share until Tektronix’ average stock price for the applicable period reaches $49.26 per share.

5.	Share-Based Compensation

Tektronix adopted SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) in 2007 using the modified prospective approach as described in the statement and has not restated prior year results. SFAS No. 123R requires that the fair value for share-based compensation be recognized as an expense over the service period that the awards are expected to vest.

The impact to the results of operations due to SFAS No. 123R was as follows:

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Cost of sales	$932	$—
Research and development expenses	1,889	1,228
Selling, general and administrative expenses	4,501	2,973

Total share-based compensation expense	$7,322	$4,201

Share-based compensation of $1.0 million and $0.5 million was capitalized in inventory as of September 1, 2007 and August 26, 2006, respectively.

During the first quarters ended September 1, 2007 and August 26, 2006, the total intrinsic value of options exercised was $13.9 million and $0.2 million, respectively. Tektronix realized a tax benefit of $4.3 million and $0.1 million from options exercised during the first quarters ended September 1, 2007 and August 26, 2006, respectively.

During the first quarters ended September 1, 2007 and August 26, 2006, employees purchased 149,499 and 170,256 shares, respectively, at a price of $29.35 and $23.19 per share, respectively, under the Employee Stock Purchase Plan (“ESPP”). The total fair value for ESPP shares purchased was $0.8 million and $0.7 million for the first quarters ended September 1, 2007 and August 26, 2006, respectively.

See Note 5 “Share-Based Compensation” of the Notes to the Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data in Part II of Tektronix’ Form 10-K for the year ended May 26, 2007 for more detailed information about Tektronix’ share-based compensation plans.

6.	Acquisitions

On November 27, 2006, Tektronix acquired Minacom, a leading provider of active probe test solutions used by telecommunications carriers, cable multi-system operators, wireless, and voice over internet protocol providers worldwide. The purchase price was approximately $27.3 million plus assumed liabilities of $1.2 million.

On November 8, 2005, Tektronix acquired Vqual Ltd., a leading provider of software tools for analysis, test, and optimization of compressed digital media, based in Bristol, England. This acquisition enables Tektronix to offer its customers a complete suite of in-house compressed video analysis products. The purchase price was approximately $7.4 million and is subject to upward adjustment based on achievement of predetermined sales levels.

On June 13, 2005, Tektronix acquired TDA Systems, a small supplier of time domain software tools for high speed serial data customers. The purchase price was approximately $4.6 million, including $2.1 million in shares of Tektronix’ common stock and $2.0 million in cash.

On September 30, 2004, Tektronix acquired Inet Technologies, Inc., a company that engaged primarily in network monitoring. The acquisition of Inet further expanded Tektronix’ network management and diagnostics product offerings. The purchase price was approximately $543.6 million. The purchase price allocation is subject to further changes primarily related to resolution of tax contingencies associated with ongoing tax audits for pre-acquisition periods. See Note 6 “Acquisitions” of the Notes to the Consolidated Financial Statements in Item 8 Financial Statements and Supplementary Data in Part II of Tektronix’ Form 10-K for the year ended May 26, 2007 for additional information.

The following table presents the details of the intangible assets purchased in acquisitions as of September 1, 2007:

(In thousands)	(In years) Weighted Average Useful Life	Cost	Accumulated Amortization	Net
Developed technologies	4.8	$90,455	$(54,575)	$35,880
Customer relationships	5.0	25,998	(14,528)	11,470
Covenants not to compete	4.1	1,874	(1,018)	856
Patents	5.0	2,943	(1,113)	1,830
Tradenames	Not amortized	11,617	—	11,617

Total intangible assets purchased		$132,887	$(71,234)	$61,653

Amortization expense for intangible assets purchased in acquisitions has been recorded on the Condensed Consolidated Statements of Operations (Unaudited) as follows:

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Cost of sales	$5,582	$4,663
Acquisition related costs and amortization	1,599	1,284

Total	$7,181	$5,947

The estimated amortization expense of intangible assets purchased in acquisitions for the current year, including amounts amortized to date, and in future years will be recorded on the Condensed Consolidated Statements of Operations (Unaudited) as follows:

(In thousands)	Cost of Sales	Acquisition Related Costs and Amortization	Total
Fiscal Year
2008	$17,509	$6,621	$24,130
2009	16,597	5,525	22,122
2010	6,090	2,671	8,761
2011	468	841	1,309
2012	49	580	629
2013	—	266	266

Total	$40,713	$16,504	$57,217

7.	Business Realignment Costs

Business realignment costs represent actions to realign Tektronix’ cost structure in response to significant events and primarily include restructuring actions and impairment of assets resulting from reduced business levels or related to significant acquisitions or divestitures. Business realignment actions taken in recent years were intended to reduce Tektronix’ worldwide cost structure across all major functions. Major operations impacted include manufacturing, engineering, sales, marketing, and administrative functions. In addition to severance, Tektronix incurred other costs associated with restructuring its organization, which primarily represented facilities contracts and other exit costs associated with aligning the cost structure to appropriate levels. Restructuring actions can take significant time to execute, particularly if they are being conducted in countries outside the United States. Management believes that the restructuring actions implemented in recent years have resulted in the cost savings anticipated for those actions.

During the second quarter of 2007, Tektronix observed a weakening in the communications market, primarily driven by consolidations of network equipment manufacturers as well as some slowing of capital expenditures by network operators. As a result, management began to take actions in response to the change in market conditions in order to appropriately align the cost structure to achieve business model goals. Tektronix began to incur some business realignment costs in the fourth quarter of 2007 that continued in the first quarter of 2008.

Business realignment costs of $1.1 million in the first quarter of 2008 primarily included severance and related costs. Tektronix expects to realize future annual salary cost savings from actions taken in the first quarter of 2008. At September 1, 2007, liabilities of $5.1 million remained for employee severance and related benefits of 68 employees.

Activity for the above described actions during the first quarter of 2008 was as follows:

(In thousands)	Balance May 26, 2007	Cost Incurred and Other Adjustments	Cash Payments	Non-cash Adjustments	Balance Sept. 1, 2007
2008 Actions:
Employee severance and related benefits	$—	$1,412	$(649)	$(19)	$744
Contractual obligations	—	16	(16)	—	—
Accumulated currency translation loss, net	—	(2)	—	2	—

Total	—	1,426	(665)	(17)	744

2007 Actions:
Employee severance and related benefits	6,286	(342)	(2,239)	4	3,709

Total	6,286	(342)	(2,239)	4	3,709

2006 Actions:
Employee severance and related benefits	969	(20)	(427)	—	522

Total	969	(20)	(427)	—	522

2004 Actions:
Employee severance and related benefits	245	(7)	(80)	—	158

Total	245	(7)	(80)	—	158

Total of all actions	$7,500	$1,057	$(3,411)	$(13)	$5,133

8.	Marketable Investments

Marketable investments are recorded at fair value with the resulting unrealized gains and temporary losses, net of tax, included in Accumulated other comprehensive loss on the Condensed Consolidated Balance Sheets (Unaudited). Fair values of marketable investments are based on quoted market prices.

Realized gains and losses on sales of marketable investments were insignificant for the first quarters ended September 1, 2007 and August 26, 2006, respectively. Realized gains and losses on sales of marketable investments are included in Other non-operating expense, net on the Condensed Consolidated Statements of Operations (Unaudited).

Short-term marketable investments held at September 1, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Corporate notes and bonds	$22,774	$—	$(109)	$22,665
U.S. Agencies	4,131	—	(2)	4,129
Asset backed securities	69	—	—	69
U.S. Treasuries	37	—	—	37
Mortgage backed securities	3	—	—	3

Short-term marketable investments	$27,014	$—	$(111)	$26,903

Long-term marketable investments held at September 1, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Asset backed securities	$40,539	$38	$(296)	$40,281
Mortgage backed securities	24,068	—	(651)	23,417
Corporate notes and bonds	17,563	22	(251)	17,334
U.S. Agencies	7,042	—	(105)	6,937
U.S. Treasuries	3,655	—	(41)	3,614

Long-term marketable investments	$92,867	$60	$(1,344)	$91,583

Short-term marketable investments held at May 26, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Municipal bonds	$72,661	$—	$(16)	$72,645
Certificates of deposit	5,251	1	—	5,252
Corporate notes and bonds	5,210	—	(52)	5,158
U.S. Agencies	4,109	—	(22)	4,087
Asset backed securities	653	—	—	653
Mortgage backed securities	74	—	—	74
U.S. Treasuries	4	—	—	4

Short-term marketable investments	$87,962	$1	$(90)	$87,873

Long-term marketable investments held at May 26, 2007 consisted of:

(In thousands)	Amortized Cost	Unrealized Gains	Unrealized Losses	Market Value
Municipal bonds	$80,483	$23	$(242)	$80,264
Asset backed securities	45,378	45	(432)	44,991
Mortgage backed securities	26,172	—	(761)	25,411
Corporate notes and bonds	13,545	—	(365)	13,180
U.S. Agencies	7,049	—	(156)	6,893
U.S. Treasuries	3,656	—	(88)	3,568

Long-term marketable investments	$176,283	$68	$(2,044)	$174,307

Contractual maturities of long-term marketable investments as of September 1, 2007 will be as follows:

(In thousands)	Amortized Cost Basis
After 1 year through 5 years	$68,799
Mortgage backed securities	24,068

Total	$92,867

Tektronix reviews investments in debt and equity securities for other than temporary impairment whenever the fair value of an investment is less than amortized cost and evidence indicates that an investment’s carrying amount is not recoverable within a reasonable period of time. In the evaluation of whether an impairment is other-than-temporary, Tektronix considers the reasons for the impairment, its ability and intent to hold the investment until the market price recovers or the investment matures, compliance with its investment policy, the severity and duration of the impairment, and expected future performance. As Tektronix primarily invests in high quality debt securities, unrealized losses are largely driven by increased market interest rates. These unrealized losses were not significant on an individual investment security basis. Based on this evaluation, no impairment was considered to be other-than-temporary.

The following table presents the market value of marketable investments with continuous unrealized losses at September 1, 2007:

	12 months or more		Less than 12 months		Total
(In thousands)	Gross Estimated Market Value	Unrealized Losses	Gross Estimated Market Value	Unrealized Losses	Gross Estimated Market Value	Unrealized Losses
Asset backed securities	$32,927	$(288)	$3,513	$(8)	$36,440	$(296)
Mortgage backed securities	21,419	(649)	611	(2)	22,030	(651)
Corporate notes and bonds	18,317	(308)	17,467	(51)	35,784	(359)
U.S. Agencies	11,066	(108)	—	—	11,066	(108)
U.S. Treasuries	3,651	(41)	—	—	3,651	(41)

Total	$87,380	$(1,394)	$21,591	$(61)	$108,971	$(1,455)

9.	Inventories

Inventories are stated at the lower of cost or market. Cost is determined based on a standard cost method, which approximates actual cost on a first-in, first-out basis. Market is determined based on net realizable value. Tektronix periodically reviews its inventory for obsolete or slow-moving items.

Inventory consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Materials	$51,361	$58,312
Work in process	21,559	23,957
Finished goods	93,796	93,998

Inventories	$166,716	$176,267

10.	Other Current Assets

Other current assets consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Current deferred tax assets	$37,636	$37,953
Prepaid expenses	19,255	17,322
Income taxes receivable	2,740	5,160
Other receivables	7,777	9,555
Notes receivable	1,152	1,151
Other current assets	451	602

Other current assets	$69,011	$71,743

11.	Property, Plant and Equipment, Net

Property, plant and equipment, net consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Land	$698	$698
Buildings	140,832	140,528
Machinery and equipment	272,007	266,595
Accumulated depreciation and amortization	(284,582)	(277,907)

Property, plant and equipment, net	$128,955	$129,914

Depreciation and amortization expense for property, plant and equipment was $7.2 million for the first quarters of 2008 and 2007.

12.	Goodwill, Net

Goodwill and intangible assets are accounted for in accordance with SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Accordingly, Tektronix does not amortize goodwill from acquisitions but continues to amortize other acquisition-related intangibles with finite useful lives.

Changes in goodwill during the fiscal quarter ended September 1, 2007 were as follows (in thousands):

Balance at May 26, 2007	$326,468
Currency translation	2,577

Balance at September 1, 2007	$329,045

13.	Other Long-Term Assets

Other long-term assets consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Intangibles, net	$62,902	$70,253
Notes, contracts and leases	19,023	18,873
Deferred debt issuance costs, net	9,131	—
Corporate equity securities	941	1,139
Other long-term assets	21,365	14,925

Other long-term assets	$113,362	$105,190

Intangibles, net included $61.7 million and $68.8 million as of September 1, 2007 and May 26, 2007, respectively, resulting from acquisitions. See Note 6 “Acquisitions” of the Notes to Condensed Consolidated Financial Statements (Unaudited) above for additional information.

Amortization expense for intangible assets for the first quarters of 2008 and 2007 was $7.4 million and $6.0 million, respectively.

Accumulated amortization for intangible assets as of September 1, 2007 and May 26, 2007 was $76.2 million and $68.8 million, respectively.

Debt issuance costs were deferred in conjunction with the issuance of the Convertible Notes.

14.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Trade accounts payable	$29,625	$38,038
Other accounts payable	27,546	45,381

Accounts payable	57,171	83,419
Current income taxes payable	8,834	24,664
Contingent liabilities (Note 18)	7,953	8,105
Product warranty accrual (Note 21)	8,096	7,243
Accrued expenses and other liabilities	9,906	10,918

Accrued liabilities	34,789	50,930

Accounts payable and accrued liabilities	$91,960	$134,349

The decrease in Current income taxes payable was due to the adoption of FIN No. 48 in the first quarter of 2008. Tektronix historically classified unrecognized tax benefits in Current income taxes payable. As a result of the adoption of FIN No. 48, unrecognized tax benefits were recorded either as Current income taxes payable or Long-term income taxes payable based upon the anticipated settlement of these liabilities. See Note 22 “Income Taxes” of the Notes to Condensed Consolidated Financial Statements (Unaudited) below for additional information.

15.	Convertible Notes

In June 2007, Tektronix issued $345.0 million principal amount of senior convertible notes due on July 15, 2012 (the “Convertible Notes”). The Convertible Notes were issued at par and accrue interest at a rate of 1.625% per annum. Interest will be paid semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2008.

The initial conversion rate for the Convertible Notes is 25.1538 shares of Tektronix common stock per $1,000 principal amount of Convertible Notes, equivalent to a conversion price of approximately $39.76 per share. The conversion rate will be adjusted if Tektronix makes specified types of distributions or enters into certain other transactions with respect to its common stock. The Convertible Notes may only be converted: 1) during any calendar quarter if the closing price of Tektronix common stock exceeds 130% of the conversion price per share during a defined period at the end of the previous calendar quarter; 2) if the trading price of the Convertible Notes falls below a certain threshold over a defined period; 3) if specified corporate transactions occur, including a change in control; or 4) one month prior to the maturity date.

Under the terms of the Convertible Notes, Tektronix is required to use reasonable efforts to file a shelf registration statement regarding the Convertible Notes with the Securities and Exchange Commission and cause the shelf registration statement to be declared effective within 210 days of the closing of the offering of the Convertible Notes. In addition, Tektronix must maintain the effectiveness of the shelf registration statement for a specified period. If Tektronix fails to meet these terms, Tektronix will be required to pay additional interest on the Convertible Notes.

Upon conversion, a holder would receive the conversion value equal to the conversion rate multiplied by the volume weighted average price of Tektronix common stock during a specified period relating to the conversion date. The conversion value will be paid in: 1) cash equal to the lesser of the principal amount of the note or the conversion value, as defined, and 2) to the extent the conversion value exceeds the principal amount of the note, shares of Tektronix common stock, cash or a combination of common stock and cash, at Tektronix’ option (the “excess conversion value”). In addition, upon a change in control, as defined, the holders may require Tektronix to purchase for cash all or a portion of their notes for 100% of the principal amount of the notes plus accrued and unpaid interest, if any.

The estimated interest and principal payments in future years are as follows:

(In thousands)	Interest Payments	Principal Payments	Total
Fiscal Year
2008	$3,053	$—	$3,053
2009	5,606	—	5,606
2010	5,606	—	5,606
2011	5,606	—	5,606
2012	5,606	—	5,606
2013	2,803	345,000	347,803

Total	$28,280	$345,000	$373,280

In connection with issuance of the Convertible Notes, $110.0 million of Tektronix common stock was repurchased under the Tektronix’ stock repurchase program.

Tektronix evaluated the embedded conversion option in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and concluded that the embedded conversion option contained within the Convertible Notes should not be accounted for separately because the conversion option is indexed to Tektronix common stock and is classified as stockholders’ equity.

Concurrent with the issuance of the Convertible Notes, Tektronix purchased convertible note hedges. The convertible note hedges allow Tektronix to receive shares of Tektronix common stock and/or cash from the counterparties to the transactions equal to the amounts of common stock and/or cash related to the excess conversion value that Tektronix would issue and/or pay to the holders of the Convertible Notes upon conversion. The aggregate cost of these hedge transactions was $74.5 million.

In separate transactions, Tektronix also sold warrants for the purchase of up to 8.7 million shares of Tektronix common stock at a price of $49.26 per share. The warrants are exercisable over a 100-business day period commencing on October 15, 2012. Tektronix received $44.0 million in cash proceeds from the sale of these warrants.

Because Tektronix has the choice of settling the convertible note hedges and warrants in cash or shares of its stock, and these contracts meet all of the applicable criteria for equity classification as outlined in Emerging Issues Task Force (“EITF”) No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the cost of the convertible note hedges and net proceeds from the sale of the warrants are classified in stockholders’ equity. In addition, because both of these contracts are classified in stockholders’ equity and are indexed to Tektronix common stock, they are not accounted for as derivatives under SFAS No. 133.

16.	Long-Term Liabilities

Long-term liabilities consisted of the following:

(In thousands)	Sept. 1, 2007	May 26, 2007
Long-term income taxes payable	$20,305	$—
Deferred compensation	18,784	18,617
Long-term deferred revenue	14,881	14,611
Other long-term liabilities	17,007	16,671

Long-term liabilities	$70,977	$49,899

The increase in Long-term income taxes payable was due to the adoption of FIN No. 48 in the first quarter of 2008. Tektronix historically classified unrecognized tax benefits in Current income taxes payable. As a result of adoption of FIN No. 48, unrecognized tax benefits were recorded either as Current income taxes payable or Long-term income taxes payable based upon the anticipated settlement of these liabilities. See Note 22 “Income Taxes” of the Notes to Condensed Consolidated Financial Statements (Unaudited) below for additional information.

17.	Pension and Other Postretirement Benefits

Components of net periodic benefit cost for defined benefit pension plans and other postretirement benefits were as follows:

	Pension Benefits		Other Postretirement Benefits
	Fiscal quarter ended		Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006	Sept. 1, 2007	Aug. 26, 2006
Service cost	$1,844	$1,936	$17	$20
Interest cost	9,577	10,045	217	224
Expected return on plan assets	(12,428)	(12,638)	—	—
Amortization of transition asset	10	40	—	—
Amortization of prior service cost	(557)	(546)	—	—
Amortization of net loss	5,178	5,155	11	—

Net periodic benefit costs	$3,624	$3,992	$245	$244

18.	Contingencies

As of September 1, 2007, Tektronix had $8.0 million of contingencies recorded in Accounts payable and accrued liabilities on the Condensed Consolidated Balance Sheets (Unaudited), which consisted of $6.4 million for environmental exposures and $1.6 million for other contingent liabilities. It is reasonably possible that management’s estimates of these contingencies could change in the near term and that such changes could be material to Tektronix’ consolidated financial statements.

The $6.4 million for environmental exposures was specifically associated with the closure and cleanup of a licensed hazardous waste management facility at Tektronix’ Beaverton, Oregon campus. Tektronix established the initial liability in 1998 and bases ongoing estimates on currently available facts and presently enacted laws and regulations. Costs for tank removal and cleanup were incurred in 2001. Costs currently being incurred primarily relate to ongoing monitoring and testing of the site.

Tektronix completed and filed a feasibility study with the Department of Environmental Quality (“DEQ”) during fiscal year 2007. Based on the recommendations in the feasibility study, management believes the reserve represents the best estimate of the cost for remediation of the environmental exposure. These costs are expected to be incurred over the next several years. Tektronix is currently in the process of revising its feasibility study to address comments from the DEQ. Tektronix expects completion of the revised feasibility study during fiscal year 2008, the result of which could change management’s estimate of the liability. If events or circumstances arise that are unforeseen to Tektronix as of the balance sheet date, actual costs could differ materially from the recorded liability.

The remaining $1.6 million included amounts primarily related to intellectual property, employment issues, and regulatory matters. If events or circumstances arise that are unforeseen to Tektronix as of the balance sheet date, actual costs could differ materially from this estimate.

The U.S. Office of Export Enforcement and the Department of Justice are conducting investigations into Tektronix’ compliance with export regulations with respect to certain sales made in Asia. Tektronix is fully cooperating with the investigations. The government could pursue a variety of sanctions against Tektronix, including monetary penalties and restrictions on its exportation of certain products. Based on the status of the investigations as of the date of this report, Tektronix does not anticipate that the results of the investigations will have a material adverse effect on Tektronix’ business, results of operations, financial condition, or cash flows.

In the normal course of business, Tektronix and its subsidiaries are parties to various legal claims, actions and complaints, including matters involving patent infringement and other intellectual property claims and various other risks. It is not possible to predict with certainty whether or not Tektronix will ultimately be successful in any of these legal matters or, if not, what the impact might be. However, Tektronix’ management does not expect the results of these legal proceedings to have a material adverse effect on its results of operations, financial position, or cash flows.

19.	Shareholders’ Equity

Activity in shareholders’ equity for the first quarter of 2008 was as follows:

(In thousands)	Common Stock		Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance at May 26, 2007	78,488	$539,799	$545,399	$(95,352)	$989,846
FIN No. 48 adoption	—	—	(3,723)	—	(3,723)
Net earnings	—	—	20,076	—	20,076
Benefit plan obligations	—	—	—	2,770	2,770
Foreign currency translation adjustment	—	—	—	4,432	4,432
Unrealized holding gain on available-for-sale securities	—	—	—	300	300
Dividends paid	—	—	(4,542)	—	(4,542)
Purchase of convertible note hedges in connection with convertible notes issuance, net of income taxes (Note 15)	—	(48,438)	—	—	(48,438)
Proceeds from sale of warrants in connection with convertible notes issuance (Note 15)	—	43,987	—	—	43,987
Shares issued to employees, net of forfeitures	1,397	33,132	—	—	33,132
Tax benefit of share-based compensation	—	3,961	—	—	3,961
Amortization of share-based compensation	—	7,161	—	—	7,161
Shares repurchased in open market	(4,823)	(33,187)	(130,828)	—	(164,015)

Balance at September 1, 2007	75,062	$546,415	$426,382	$(87,850)	$884,947

See Note 22 “Income Taxes” of the Notes to Condensed Consolidated Financial Statements (Unaudited) below for additional information related to the FIN No. 48 adoption.

In June 2007, Tektronix issued $345.0 million principal amount of convertible notes due on July 15, 2012. Concurrent with the issuance of the Convertible Notes, Tektronix purchased convertible note hedges. In addition, Tektronix sold warrants in connection with the issuance of the Convertible Notes in separate transactions. See Note 15 “Convertible Notes” of the Notes to Condensed Consolidated Financial Statements (Unaudited) for additional information.

Repurchases of Tektronix common stock have been made under authorizations totaling $1.6 billion approved by the Board of Directors. This repurchase authority allows Tektronix, at management’s discretion, to selectively repurchase its common stock from time to time in the open market or in privately negotiated transactions depending on market price and other factors. The share repurchase authorization has no stated expiration date.

During the first quarter of 2008, 4.8 million shares were repurchased for $164.0 million. As of September 1, 2007, a total of 41.3 million shares have been repurchased at an average price of $25.99 per share totaling $1.1 billion under this authorization. The reacquired shares were immediately retired as required under Oregon corporate law.

Subsequent to the first quarter of 2008, on September 20, 2007, Tektronix declared a quarterly cash dividend of $0.06 per share for the second quarter of 2008. The dividend will be paid on October 29, 2007 to shareholders of record as of the close of market on October 5, 2007.

Comprehensive income and its components, net of income taxes, were as follows:

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Net earnings	$20,076	$20,120
Other comprehensive income (loss):
Additional minimum pension liability	*	(278)
Benefit plan obligations	2,770	*
Foreign currency translation adjustment	4,432	(1,536)
Unrealized holding gain (loss) on available-for-sale securities	300	(934)

Total comprehensive income	$27,578	$17,372

*	With the adoption of SFAS No. 158 at May 26, 2007, certain information was no longer applicable.

Accumulated other comprehensive loss consisted of the following:

(In thousands)	Benefit Plan Obligations	Foreign Currency Translation	Unrealized Holding Loss, Net on Available-for- Sales Securities	Accumulated Other Comprehensive Loss
Balance as of May 26, 2007	$(134,088)	$39,895	$(1,159)	$(95,352)
First quarter activity	2,770	4,432	300	7,502

Balance as of September 1, 2007	$(131,318)	$44,327	$(859)	$(87,850)

20.	Business Segments

Tektronix derives revenue principally by developing, manufacturing, and selling a broad range of test, measurement and monitoring products in two primary segments that have similar economic characteristics as well as similar customers, production processes, and distribution methods. Accordingly, Tektronix reports as a single segment.

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Consolidated net sales to external customers by groups of similar products:
Instruments Business	$225,340	$198,212
Communications Business	66,154	69,901

Net sales	$291,494	$268,113

Consolidated net sales to external customers by region:
The Americas:
United States	$125,620	$97,979
Other Americas	9,736	6,430
Europe	66,016	66,078
Pacific	54,069	56,369
Japan	36,053	41,257

Net sales	$291,494	$268,113

21.	Product Warranty Accrual

Tektronix’ product warranty accrual, included in Accounts payable and accrued liabilities on the Condensed Consolidated Balance Sheets (Unaudited), reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty accrual based on historical experience and other currently available evidence.

Changes in the product warranty accrual were as follows:

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Balance at beginning of period	$7,243	$5,798
Warranty parts and service provided	(3,401)	(2,608)
Provision for warranty expense	4,254	2,465

Balance at end of period	$8,096	$5,655

22.	Income Taxes

On May 27, 2007, Tektronix adopted FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN No. 48 addresses accounting for uncertainty in income tax positions and prescribes a minimum recognition threshold. Before a position can be recognized in the financial statements, it must first be determined that the position is more likely than not to be sustained upon examination. The tax benefit for each position that meets this threshold is then measured as the largest amount that is at least 50% likely of being realized when ultimately settled.

The cumulative effect of adopting FIN No. 48 resulted in a $3.7 million reduction of beginning retained earnings. On May 27, 2007, the reserve for unrecognized tax benefits was $28.5 million. Of the reserve, $27.7 million would have an impact to the income tax rate if recognized. There was no material change to the reserve balance, or the potential impact to the income tax rate, during the fiscal quarter ended September 1, 2007.

Consistent with prior practices, Tektronix will continue to record the interest and penalties on unrecognized tax benefits as part of the income tax expense during the period incurred. Tektronix had accrued $3.6 million and $3.3 million for interest and penalties on unrecognized tax benefits as of September 1, 2007 and May 27, 2007, respectively.

Tektronix files income tax returns in jurisdictions of operations, including federal, state, and international jurisdictions. During fiscal year 2007, the Internal Revenue Service concluded their examinations of Tektronix’ fiscal years through 2005. For other significant jurisdictions, tax years that remain open for examination include 2000 to present. Tektronix currently expects approximately $8.1 million of unrecognized tax positions to be resolved within the next twelve months primarily as the result of the conclusion of several of the audits that are currently in process.

23.	Supplemental Cash Flow Information

	Fiscal quarter ended
(In thousands)	Sept. 1, 2007	Aug. 26, 2006
Supplemental disclosure of cash flows:
Income taxes paid, net	$8,093	$2,175
Interest paid	174	83